Exhibit 99.B.2(n)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

ING Infrastructure, Industrials and Materials Fund

We consent to the use of our report dated December 17, 2009, included herein, and to the references to our Firm under the headings “Independent Registered Public Accounting Firm” in the prospectus and the statement of additional information.

/s/  KPMG LLP

Boston, Massachusetts

December 18, 2009